Exhibit 99.02

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES
FIRST QUARTER NET INCOME OF $185.5 MILLION, UP 8%

First Quarter Net Income Per Diluted Share of $1.66, up 7%,

First Quarter Credit Enhancement Production(1) $199.0 million, down 23%

NEW YORK, April 20, 2005—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced first quarter 2005 net income of $185.5 million, or $1.66 per diluted share. This represents an 8% increase from first quarter 2004 net income of $171.6 million, and a 7% increase in net income per diluted share from $1.55 in the first quarter of 2004.

Net Income Per Diluted Share

Ambac presents net income and net income per diluted share. These measures are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, the research analysts have not adjusted their reporting of earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts typically exclude net gains and losses from sales of investment securities and mark-to-market gains and losses on credit and total return derivative contracts and derivative hedge contracts (“net security gains and losses”) and certain non-recurring items. Certain research analysts further exclude the impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the first quarter 2005, net security gains and losses had the effect of increasing net income by $5.9 million, $0.05 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $18.9 million, or $0.17 per diluted share for the first quarter 2005. Table I, below, provides first quarter comparisons for 2005 and 2004.

Ambac First Quarter 2005 Earnings/2

Table I

	First Quarter
	2005	2004	% Change
Net income per diluted share	$1.66	$1.55	+7%

Effect of net security gains	$(0.05)	$(0.06)	n.a.

Sub-total excluding effect of net security gains(a)	$1.61	$1.49	+8%
Effect of accelerated earnings	$(0.17)	$(0.08)	n.a.

Sub-total excluding items	$1.44	$1.41	+2%

(a)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac President and Chief Executive Officer, Robert J. Genader, noted, “Premium production came in below our expectation for the quarter. While deal activity was good, the fact is we closed very few large transactions, particularly internationally, during the quarter. Given our backlog and deal flow, I expect improvement in future quarters. That said, we are witnessing more intense competitive pressures in the consumer asset-backed area and certain segments of the municipal market. We will, of course, continue to adhere to our long-standing standards for risk/return that has served us so well over the economic and competitive cycles.”

Revenues

Highlights

•	Credit enhancement production(1) in the first quarter of 2005 was $199.0 million, down 23% from the first quarter of 2004 which came in at $258.8 million. Growth in public finance was more than offset by declines in production in international.

Table II, below, provides the first quarter comparison of credit enhancement production by market sector, for 2005 and 2004.

Table II

Credit Enhancement Production(1)

	First Quarter
$-millions	2005	2004	% Change
Public Finance	$109.0	$96.9	+12%
Structured Finance	76.9	77.2	0%
International	13.1	84.7	-85%

Total	$199.0	$258.8	-23%

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Ambac First Quarter 2005 Earnings/3

•	In Public Finance, municipal market issuance, as reported by third party sources, was higher in the first quarter of 2005 compared to the comparable prior period and insured market penetration increased quarter on quarter. However, increased competition and the lack of large, highly structured transactions tempered Ambac’s growth in production in this sector. U.S. structured finance was flat as increased activity in collateralized debt obligations, structured insurance and investor owned utilities was offset by slower consumer asset-backed securities writings. Competition from the market in the form of senior/subordination execution and from other financial guarantors remains very strong in the consumer asset-backed securitizations segment. International writings were significantly lower as very few deals closed during the quarter demonstrating once again the lumpiness of this sector.

•	Net premiums written in the first quarter of 2005 of $255.7 million were 33% higher than net premiums written of $192.5 million in the same period of 2004. Gross premiums written in the first quarter of 2005 and 2004 were credited/(offset) by $26.6 million and ($33.9) million in ceded premiums, respectively. Ceded premiums written in the first quarter of 2005 included the collection of $55.8 million in return premiums from the cancellation of certain reinsurance contracts, as discussed below under “Reinsurance Cancellation.” Excluding the return premiums, ceded premiums in the first quarter of 2005 decreased by 14% to $29.2 million during the period. Ceded premiums as a percentage of gross premiums written were 12.7% and 15.0% for the first quarter of 2005 (exclusive of the return premiums) and 2004, respectively.

A breakdown of gross premiums written by market sector and ceded premiums are included below in Table III.

Table III

Premiums Written

	First Quarter
$-millions	2005	2004	% Change
Public Finance	$107.2	$101.2	+6%
Structured Finance	74.1	73.1	+1%
International	47.8	52.1	-8%

Total Gross Premiums Written	229.1	226.4	+1%
Ceded Premiums Written	26.6	(33.9)	—

Net Premiums Written	$255.7	$192.5	+33%

•	Net premiums earned and other credit enhancement fees for the first quarter of 2005 were $211.7 million, which represented a 20% increase from the $176.9 million earned in the first quarter of 2004. Net premiums earned increased for all market sectors.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $34.5 million in

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Ambac First Quarter 2005 Earnings/4

the first quarter of 2005 (which had a net income per diluted share effect of $0.17), up 127% from $15.2 million ($0.08 per diluted share) in accelerated premiums in the first quarter of 2004. The low interest rate environment during the period continued the strong refunding activity that we saw throughout 2004. However, as interest rates continue to rise, the level of accelerated premiums should decline. Accelerated premiums in the first quarter of 2005 also include the impact of the reinsurance cancellations, as discussed below under “Reinsurance Cancellation.”

A breakdown of net premiums earned and other credit enhancement fees by market sector are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

	First Quarter
$-millions	2005	2004	% Change
Public Finance	$55.2	$49.1	+12%
Structured Finance	68.6	65.6	+5%
International	53.4	47.0	+14%

Total Normal Premiums/Fees	$177.2	$161.7	+10%
Accelerated Premiums	34.5	15.2	+127%

Total	$211.7	$176.9	+20%

Public finance exhibited a healthy growth trend as its earned premiums, before accelerations, grew 12%. Ambac’s focus on higher value-added structured municipal transactions, combined with diligent management of risk limit capacity has resulted in attractive returns and good earned premiums growth in public finance, our most mature sector.

Structured finance earned premiums and other credit enhancement fees grew 5%. The rate of growth in structured finance continues to decelerate, adversely impacted by lower premium production in mortgage-backed and home equity securitizations. This relatively short-term asset class had experienced significant growth in years prior to 2004, fueled by heavy issuance and strong demand for insurance. However, increased competition from both the industry and the market in the form of senior/subordination structures, has led to lower growth in writings in this segment. The lower business writings combined with the high level of amortization of principal has reduced the size of the portfolio, resulting in declining earnings.

International earned premiums and other credit enhancement fees grew 14%. The rate of growth remains healthy, however it is lower than recent prior years. The decline is driven primarily by reduced pooled debt obligations business. New business generation in this asset class has slowed significantly as credit spreads have narrowed, having an adverse impact on pricing.

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Ambac First Quarter 2005 Earnings/5

•	Net investment income for the first quarter of 2005 was $102.0 million, representing an increase of 16% from $87.7 million in the comparable period of 2004. Net investment income excluding net investment income from Variable Interest Entities (“VIEs”) for the first quarter of 2005 was $90.7 million, representing an increase of 5% from $86.7 million in the first quarter of 2004. This increase was due primarily to the growth in the investment portfolio driven by ongoing collection of financial guarantee premiums and fees, partially offset by a lower reinvestment rate due to the interest rate environment. Investment income was also adversely impacted by approximately $3.0 million due to the temporary build up of short-term investments during the quarter. Net investment income from VIE for the first quarter of 2005 was $11.3 million, up from $1.0 million in the first quarter of 2004. Investment income from VIEs result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement, FIN 46. The increase in interest income from VIEs reflects the consolidation of two transactions executed in the fourth quarter of 2004. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

•	Financial services, which is composed of gross interest income less gross interest expense from investment and payment agreements plus revenue from certain derivative products and excludes net realized investment gains and losses and unrealized gains and losses on total return swaps and derivative hedge contracts, were $15.0 million in the first quarter of 2005, compared to $15.3 million for the first quarter of 2004.

Reinsurance Cancellation

•	During the first quarter 2005 Ambac completed the previously announced cancellation of a reinsurance contract with a reinsurer. The insured par that was recaptured as a result of the cancellation totaled approximately $7.5 billion. Included in ceded premiums in our Consolidated Statement of Operations is $55.8 million in returned premiums from the cancellation, of which approximately $51.3 million was deferred. The difference, $4.5 million, included in accelerated premiums, results from the difference between the negotiated amount of returned premiums and the associated unearned premium remaining on the underlying guarantees. Offsetting the accelerated earnings are approximately $1.8 million of reinsurance commissions paid in excess of the unamortized reinsurance commissions previously deferred. The net impact of this cancellation, presented in Tables I and IV, above, as part of accelerated premiums, amounted to approximately $2.7 million, $1.8 million after-tax, or $0.02 per diluted share. In addition to the $51.3 million of deferred premiums collected, approximately $70.0 million net present value of future installment premiums is expected to be recognized in future earned premiums over the remaining life of the guarantees.

Expenses

Highlights

•	Financial guarantee expenses of $68.5 million for the first quarter of 2005 increased by 55% over the $44.1 million of expenses for the same quarter of 2004. Financial guarantee expenses

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Ambac First Quarter 2005 Earnings/6

excluding interest expense on VIE notes grew 31% from $43.3 million in the first quarter of 2004 to $56.9 million in the first quarter of 2005, primarily due to higher compensation expense, increased loss provisioning and the impact on net reinsurance commissions in connection with the cancellation of reinsurance during the period, as discussed above in “Reinsurance Cancellation.” Compensation expense increased primarily due to the expensing of stock-based compensation (the annual grant of restricted stock units and stock options) received in January by employees aged 55 and older and who are not required to perform future services to attain vesting rights, as per company policy. The loss provision of $23.5 million for the first quarter of 2005 was 34% higher than the $17.5 million recorded in the first quarter of 2004 due to the increased case reserves, as described below in “Loss Reserve Activity.” Interest expense on VIE notes for the first quarter of 2005 was $11.6 million, up from $0.7 million in the first quarter of 2004. Interest expense on VIE notes result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement, FIN 46.

•	Financial services other expenses, which represent the operating expenses for the segment, amounted to $3.8 million for the first quarter of 2005, up slightly from $3.7 million for the first quarter of 2004.

Loss Reserve Activity

•	The net case basis loss reserve (loss reserves for exposures that have defaulted) increased $14.0 million in the first quarter of 2005. This increase consisted of additional case basis reserves of $34.4 million, partially offset by $20.4 million of net paid losses. The additions during the quarter relate primarily to two exposures. During the quarter we increased the case reserve related to an enhanced equipment trust certificate (“EETC”) by $18.5 million. In the fourth quarter of 2004, we established a case basis reserve for this credit amounting to $40 million. This EETC exposure represents a securitization of seven commercial aircraft leases where Ambac wrapped the senior most layer of the transaction. During the fourth quarter 2004, the airline leasing the aircraft filed for bankruptcy and defaulted on its lease obligations. In late March and early April of 2005, Ambac purchased the seven aircraft at auction in order to secure rights to the underlying aircraft collateral. During the week of April 11, 2005 Ambac successfully closed on the sale of four of the aircraft. Ambac continues to actively seek remarketing options for the three remaining aircraft to minimize ultimate loss associated with this transaction. The additional case reserve this quarter relates primarily to adjusting the carrying values of the remaining three aircraft to reflect current market conditions. Appraisal information on commercial aircraft can be volatile as there are limited transactions to observe. Additionally, we increased an existing case basis loss reserve by $13.4 million for a stressed health care exposure that has defaulted on its debt obligations. The financial condition of that healthcare institution continued to deteriorate during the quarter.

Other Items

•	Total net securities gains/(losses) for the first quarter of 2005 were $9.1 million on a pre-tax basis, or $0.05 per diluted share; consisting of net realized gains on investment securities of $1.9 million, net mark-to-market gains on credit and total return derivatives of $6.0 million and net mark-to-market gains on derivative hedge contracts of $1.2 million. For the first quarter of

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Ambac First Quarter 2005 Earnings/7

2004, net securities gains/(losses) were $11.5 million on a pre-tax basis, or $0.06 per diluted share; consisting of net realized gains on investment securities of $17.8 million, net mark-to-market gains on credit and total return derivatives of $8.7 million and net mark-to-market losses on derivative hedge contracts of ($15.0) million. The net mark-to-market losses on derivative hedge contracts in the first quarter 2004 related almost entirely to interest rate hedge contracts in Ambac’s medium-term note funding conduit. The results from the medium-term note funding conduit are included in “Other income (loss)” in the Consolidated Statements of Operations.

•	Other income (loss) for the first quarter of 2005 was $2.4 million compared to ($12.2) million in the comparable prior quarter. The 2004 balance includes the mark-to-market losses on derivative hedge contracts related to Ambac’s medium-term funding conduit, as discussed above. Included within “Other income (loss)” in both the first quarter of 2005 and 2004 was approximately $0.3 million of structuring fees revenues. Structuring fees are negotiated for certain domestic and international structured finance transactions, typically are collected at close of the transactions, and are earned ratably over the life of the transactions. Ambac has approximately $10.0 million of deferred structuring fees included in “Other liabilities” in the Consolidated Balance Sheets as of March 31, 2005.

Balance Sheet

Highlights

•	Total assets as of March 31, 2005 were $18.6 billion, flat from total assets of $18.6 billion at December 31, 2004. Cash generated from business written during the period was offset by a decline in the unrealized gains in the investment portfolio driven by higher interest rates during the period. As of March 31, 2005, stockholders’ equity was $5.11 billion, a 2% increase from year-end 2004 stockholders’ equity of $5.02 billion. The increase stemmed primarily from net income during the period, but was partially offset by the reduction in “Accumulated Other Comprehensive Income,” driven by higher interest rates during the period.

Guidance

In our third quarter 2004 press release, Ambac provided an estimate for growth in income excluding net securities gains and losses and the impact of accelerated earnings from refundings in the range of 12% to 14% for 2005. While the first quarter earnings were adversely impacted by certain items such as the increased compensation expense and the impact on investment income from the high level of short-term holdings, discussed above, other factors have caused us to believe that the 12% to 14% range of growth is not achievable in 2005. The primary factor is slower growth in normal earned premium and other credit enhancement fees, as discussed above. Our revised estimate range for full year 2005 growth is 4% to 8%.

Ambac management remains confident that the growth in the world capital markets will continue to provide attractive business opportunities and create value for our franchise. However, the portion of earnings that are driven by market conditions, mix of business and the credit environment, has

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Ambac First Quarter 2005 Earnings/8

become less predictable. As such, prospectively Ambac will no longer provide earnings estimates. We will, however, continue to provide quarterly updates on market activity, competition and the overall business environment. Management believes this is a prudent policy and is consistent with the growing number of public companies that no longer provide earnings guidance.

Annual Meeting of Stockholders

As previously announced, the Board of Directors set the 2005 Annual Meeting of Stockholders for Tuesday, May 3, 2005, at 11:30 a.m. in New York City. The record date for determining stockholders entitled to notice of, and to vote at, the annual meeting was the close of business, March 7, 2005.

Forward-Looking Statements

This release, in particular the President and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac First Quarter 2005 Earnings/9

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

	First Quarter
$-millions	2005	2004
Credit enhancement production	$199	$259
Present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period	(94)	(140)

Gross up-front premiums written	$105	$119
Gross installment premiums written on insurance policies	124	107

Gross premiums written	$229	$226

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three Months Ended March 31, 2005 and 2004

(Dollars in Thousands Except Share Data)

	Three Months Ended March 31,
	2005	2004
Revenues:
Financial Guarantee:
Gross premiums written	$229,126	$226,434
Ceded premiums written	26,627	(33,886)

Net premiums written	$255,753	$192,548

Net premiums earned	$199,634	$165,435
Other credit enhancement fees	12,067	11,436

Net premiums earned and other credit enhancement fees	211,701	176,871
Net investment income	102,008	87,715
Net realized investment gains	2,021	11,871
Net mark-to-market gains on credit derivative contracts	5,266	6,962
Other income (loss)	2,385	(12,169)
Financial Services:
Interest from investment and payment agreements	57,681	52,350
Derivative products	8,813	7,420
Net realized investment (losses) gains	(155)	5,951
Net mark-to-market gains on derivative hedge contracts	691	63
Corporate:
Net investment income	409	370
Net realized investment losses	—	(24)

Total revenues	390,820	337,380

Expenses:
Financial Guarantee:
Loss and loss expenses	23,472	17,500
Underwriting and operating expenses	33,403	25,836
Interest expense on variable interest entity notes	11,579	722
Financial Services:
Interest from investment and payment agreements	50,780	42,692
Other expenses	3,819	3,695
Interest	13,513	13,625
Corporate	2,282	2,189

Total expenses	138,848	106,259

Income before income taxes	251,972	231,121
Provision for income taxes	66,429	59,366

Income from continuing operations	185,543	171,755

Discontinued operations:
Loss from discontinued operations	—	(240)
Income tax benefit	—	(96)

Net loss from discontinued operations	—	(144)

Net income	$185,543	$171,611

Earnings per share:
Income from continuing operations	$1.68	$1.57
Discontinued operations	$0.00	$(0.00)

Net income	$1.68	$1.57

Earnings per diluted share:

Income from continuing operations	$1.66	$1.55
Discontinued operations	$0.00	$0.00

Net income	$1.66	$1.55

Weighted average number of common shares outstanding:

Basic	110,191,422	108,990,437

Diluted	111,772,811	110,397,003

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

March 31, 2005 and December 31, 2004

(Dollars in Thousands Except Share Data)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $13,995,167 in 2005 and $13,425,475 in 2004)	$14,336,984	$13,901,218
Fixed income securities pledged as collateral, at fair value (amortized cost of $354,347 in 2005 and $345,195 in 2004)	348,296	341,742
Short-term investments, at cost (approximates fair value)	428,209	521,226
Other (cost of $3,742 in 2005 and $3,731 in 2004)	4,110	4,234

Total investments	15,117,599	14,768,420

Cash	41,699	19,957
Securities purchased under agreements to resell	97,000	353,000
Receivable for securities sold	79,898	1,319
Investment income due and accrued	138,931	162,506
Reinsurance recoverable on paid and unpaid losses	23,330	16,765
Prepaid reinsurance	251,573	297,330
Deferred acquisition costs	201,643	184,766
Loans	1,365,827	1,405,700
Derivative assets	1,143,185	1,297,972
Other assets	165,091	77,523

Total assets	$18,625,776	$18,585,258

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,788,930	$2,778,893
Loss and loss expense reserve	259,808	254,055
Ceded reinsurance balances payable	13,693	18,248
Obligations under investment and payment agreements	6,733,883	6,813,914
Obligations under investment repurchase agreements	246,560	266,806
Deferred income taxes	188,529	217,373
Current income taxes	66,242	16,406
Long-term debt	1,888,886	1,866,207
Accrued interest payable	55,389	71,058
Derivative liabilities	910,512	1,049,103
Other liabilities	202,556	208,732
Payable for securities purchased	157,560	6

Total liabilities	13,512,548	13,560,801

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,089	1,089
Additional paid-in capital	702,409	694,465
Accumulated other comprehensive income	206,212	296,814
Retained earnings	4,203,859	4,032,089
Common stock held in treasury at cost	(341)	—

Total stockholders’ equity	5,113,228	5,024,457

Total liabilities and stockholders’ equity	$18,625,776	$18,585,258

Number of shares outstanding (net of treasury shares)	108,961,250	108,915,944

Book value per share	$46.93	$46.13

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

March 31, 2005 and December 31, 2004

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of March 31, 2005 and December 31, 2004, respectively, in accordance with U.S. generally accepted accounting principles.

	March 31, 2005	December 31, 2004
	(unaudited)
Unearned premiums	$2,794	$2,783
Long-term debt	1,097	1,074
Other liabilities	2,178	2,192

Total liabilities	6,069	6,049

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,239	1,233
Accumulated other comprehensive income	159	238
Retained earnings	4,258	4,094

Total stockholder’s equity	5,738	5,647

Total liabilities and stockholder’s equity	$11,807	$11,696